SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-44177

                            BRILL MEDIA COMPANY, LLC
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                              420 N.W. Fifth Street
                            Evansville, Indiana 47708
                                (812) - 423-6200
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                       12% Series B Senior Notes due 2007
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]          Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice date: Less than 100.



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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Brill Media Company, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    February 15, 2002                  BRILL MEDIA COMPANY, LLC

                                            By: Brill Media Management, Inc.
                                                Manager


                                                By: /s/ Alan R. Brill
                                                    -----------------
                                                Name:  Alan R. Brill
                                                Title: Director, President and
                                                        Chief Executive Officer